Exhibit 99.1

BIOLASE ANNOUNCES EXPIRATION OF OVERSUBSCRIBED RIGHTS OFFERING

RIGHTS OFFERING OVERSUBSCRIBED BY OVER 200%

IRVINE, Calif., July 16, 2020 – BIOLASE, Inc. (NASDAQ: BIOL), a global leader in dental lasers, announced today the expiration of the Company’s rights offering, which was oversubscribed. The subscription period for its previously announced rights offering (the “Offering”) of units at a subscription price of $1,000 per unit, consisting of one share of the Company’s newly created Series F Convertible Preferred Stock with a face value of $1,000 (and immediately convertible at the option of the holder into shares of BIOLASE’s common stock at a conversion price of $0.40 per share) and 2,500 warrants to purchase BIOLASE’s common stock with an exercise price of $0.40 per share, expired on July 15, 2020, and these rights are no longer exercisable.

The subscriptions totaled approximately 49,375 units (approximately 229% oversubscribed). Due to the over-subscription of the units, the Company upsized the Offering from the original 15,000 units offered to 18,000 units. The participants are expected to be reduced pro-rata to the total upsized Offering of 18,000 units. Preliminary estimates indicate that the Company will be raising gross proceeds of approximately $18.0 million in the oversubscribed Offering, excluding any proceeds that may be received by the Company from the future exercise of the warrants included in the units. The results of the oversubscribed Offering and BIOLASE’s estimates regarding the aggregate gross proceeds of the oversubscribed Offering to be received by BIOLASE are subject to finalization and verification by its subscription agent.

BIOLASE anticipates that closing of the Offering will occur on or about July 20, 2020, subject to satisfaction or waiver of all conditions to closing. Upon the closing, the subscription agent will distribute, by way of direct registration in book-entry form or through the facilities of DTC, as applicable, shares of its Series F Convertible Preferred stock and warrants to holders of rights who have validly exercised their rights and paid the subscription price in full. No physical stock or warrant certificates will be issued to such holders.

Maxim Group LLC, The Benchmark Company, LLC and Colliers Securities LLC acted as joint Dealer-Managers for the Offering. Questions about the Offering or requests for copies of the preliminary and final prospectuses, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

The Company’s initial registration statement on Form S-1 (No. 333-238914) with respect to the Offering was declared effective by the U.S. Securities and Exchange Commission (SEC) on July 1, 2020 and an additional registration statement on Form S-1 (No. 333-239876) with respect to the Offering became effective on July 15, 2020. The prospectus relating to and describing the terms of the Offering has been filed with the SEC as a part of the initial registration statement and is available on the SEC’s web site at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BIOLASE, Inc.

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 261 patented and 52 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Contacts:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com